Exhibit 99.1

WAUSAU PAPER ANNOUNCES STRATEGIC

FINANCIAL AND CAPACITY INITIATIVES

MOSINEE, WI – March 31, 2009 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced a series of initiatives intended to improve financial performance, conserve cash and increase financial flexibility.  These initiatives:

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Focus on cash retention activities, including the suspension of cash dividends

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Enhance the long-term cost structure of the Specialty Products business through the permanent closure of its remaining paper machine in Jay, Maine

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Improve long-term financial flexibility through the amendment of credit facilities and authorization of up to $15 million in additional borrowings on a secured basis

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Reduce operating costs through a series of workforce, capital spending and working capital initiatives

The suspension of dividends will result in cash savings of more than $16 million annually while cost reductions and the paper mill closure, once fully implemented, are expected to improve annual pre-tax operating profits by $20 million.

“In light of the continuing uncertain business environment, we believe it’s prudent to take measures to conserve cash and focus on debt reduction,” stated Mr. Thomas J. Howatt, president and CEO.  “The dividend suspension and Jay mill closure are particularly difficult decisions to make, but are nonetheless necessary to preserve liquidity and match capacity with demand during a period of severe economic difficulty.  We are confident that these actions, in addition to other cost reduction measures identified, will substantially improve the competitive position and long-term financial performance of our business.”

Having shut down a paper machine with annual production capacity of 40,000 tons in December, the Company will cease operations at its Jay, Maine mill by May 31, 2009, further reducing Specialty Products annual production capacity by 28,000 tons or 10 percent.  The shutdown will affect approximately 96 permanent jobs.  Pre-tax closure charges are estimated to be $26 million with non-cash charges, primarily related to the write-down of long-lived assets, accounting for $22 million of the total.  Pre-tax closure charges of approximately $2.4 million and $22 million are expected in the first and second quarters, respectively, with remaining charges occurring over the second half of 2009.  After considering income taxes and an anticipated reduction in working capital, the cash impact of the closure is expected to be modestly positive on a cumulative basis.

The Company also announced that it has amended its credit facilities to essentially eliminate the impact that pension charges have on shareholders’ equity in determining compliance with minimum net worth covenants.  In addition, the Company’s board of directors has authorized additional borrowings of up to $15 million of secured debt.  Collectively, these actions position the Company to remain comfortably in compliance with loan covenants and provide adequate liquidity to meet the operating needs of the business.

Cost-reduction and cash-conservation measures being implemented, including those announced earlier in the first quarter, include:

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A hiring freeze and a salaried workforce reduction of 7 percent

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A salary freeze for 2009

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A suspension of the Company match on non-bargained 401(k) plans

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The limitation of capital spending to essential maintenance and safety related projects in addition to major strategic projects already underway

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A reduction in spending of $6 million over the first half of 2009 targeted at manufacturing, selling and administrative costs

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A reduction in working capital of $20 million with a principal emphasis on inventories

“The initiatives announced today, coupled with the authorization of key strategic investments over the past year and recent aggressive restructuring efforts to address non-performing areas of the business, dramatically improve the Company’s cost structure and narrow our footprint to six strategic facilities that are highly competitive in our core markets,” Mr. Howatt concluded.

About Wausau Paper:

Wausau Paper, with revenues of $1.2 billion in fiscal 2008, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2008.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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